                         AMENDMENT NO. 1 TO BY-LAWS OF

                     OPPENHEIMER CALIFORNIA MUNICIPAL FUND

                         Dated as of August 11, 2005

1.    The By-Laws of Oppenheimer  California  Municipal  Fund, a Massachusetts
business  trust (the  "Fund"),  are hereby  amended  by  replacing  Article I,
Section 6 thereof with the following:

Section 6. Quorum, Adjournment of Meetings. Except as otherwise required by the Declaration of Trust, 1940 Act or other applicable law, the presence in person or by proxy of one-third of the Shares entitled to vote shall be a quorum for the transaction of business at a Shareholders' meeting, provided, however, that if any action to be taken by the Shareholders of a Series or
Class requires an affirmative vote of a majority, or more than a majority, of the Shares outstanding and entitled to vote, then with respect to voting on that particular issue the presence in person or by proxy of the holders of a majority of the Shares outstanding and entitled to vote at such a meeting shall constitute a quorum for the transaction of business with respect to such issue.

2.    Article II, Section 2 is amended by replacing the section with the following:

Section 2. Increase or Decrease in Number of Trustees: Removal, Resignation
and Retirement. The Board of Trustees, by the vote of a majority of the entire Board, may increase the number of Trustees to a number not exceeding fifteen, and may elect Trustees to fill the vacancies occurring for any reason, including vacancies created by any such increase in the number of
Trustees until the next annual meeting or until their successors are duly elected and qualify; the Board of Trustees, by the vote of a majority of the entire Board, may likewise decrease the number of Trustees to a number not less than three but the tenure of office of any Trustee shall not be affected by any such decrease.  In the event that after the proxy material has been printed for a meeting of Shareholders at which Trustees are to be elected and any one or more nominees named in such proxy material dies or become incapacitated, the authorized number of Trustees shall be automatically reduced by the number of such nominees, unless the Board of Trustees prior to the meeting shall otherwise determine.

3.    The By-Laws of  Oppenheimer  California  Municipal  Fund,  as amended by this Amendment No. 1, hereby remain in full force and effect.

      IN WITNESS WHEREOF,  I hereby set my hand as of this 11th day of August,
2006.

                                          /s/Phillip S. Gillespie
                                          Phillip S. Gillespie, Secretary